Exhibit 99.2

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — October 27, 2021 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that its board of directors declared a quarterly dividend of $0.13 per share, which is a $0.01 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock. The dividend is payable on November 23, 2021 to stockholders of record at the close of business on November 12, 2021.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 152 locations in 120 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.